SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2005

Insignia Solutions plc

(Exact name of Registrant as specified in its charter)

England and Wales	0-27012	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

41300 CHRISTY STREET FREMONT, CALIFORNIA 94538 UNITED STATES OF AMERICA	THE MERCURY CENTRE, WYCOMBE LANE WOOBURN GREEN HIGH WYCOMBE, BUCKS HP10 0HH UNITED KINGDOM
(Address of principal executive offices) (Zip code)

(510) 360-3700
(44) 1628-539500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

     Insignia Solutions (Nasdaq:INSG) today announced preliminary revenues for the first quarter ended March 31, 2005. The company expects total revenues for the first quarter of 2005 to be approximately $400,000 to $450,000. During the first quarter, mi4e, which was acquired by Insignia Solutions on March 15, 2005, had approximately $150,000 to $200,000 of pre-acquisition revenues. In the fourth quarter of 2004 Insignia’s revenues were $8,000.

     The company plans to announce full financial results for the first quarter of 2005 on May 11, 2005 and host a conference call at 2:00pm PST. The company requires more time than usual in order to properly reflect the accounting and financial reporting of its acquisition of Stockholm-based mi4e.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

     The company received on April 19, 2005 a Nasdaq Staff Determination indicating that the company was not, at December 31, 2004, in compliance with the stockholders’ equity requirement for continued listing set forth in MarketPlace Rule 4310(c)(2)(B) and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market at the opening of business on April 28, 2005. The company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Upon Nasdaq’s receipt of this request by April 26, 2005, the delisting will be stayed pending the Panel’s decision. MarketPlace Rule 4310(c)(2)(B) requires that the company have a minimum stockholders’ equity of $2,500,000 for continued listing on the Nasdaq SmallCap Market. At December 31, 2004 the company’s stockholders’ equity was $1,341,000. Although as of March 31, 2005 the company’s stockholders’ equity exceeded $2,500,000, there is no assurance the Panel will grant the Company’s request for continued listing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Effective as of April 20, 2005 Robert E. Collins resigned as chief financial officer to pursue other business opportunities. On April 21, 2005, Roger D. Friedberger, the company’s chief financial officer from 1989 to 1996 and a consultant to the company, was appointed interim chief financial officer. Mr. Friedberger is currently the chief financial officer of MailFrontier, a privately held email security provider. From 1996 to 2004 he was chief financial officer of ILOG, a Nasdaq and Euronext (Paris) dual-listed software company.

Item 8.01 Other Events

     As part of its strategy for ongoing funding and compliance with Nasdaq listing requirements, the company, on February 14, 2005, filed a preliminary proxy statement in order to seek shareholder approval of a securities subscription agreement with Fusion Capital Fund II, LLC. Under the securities subscription agreement, Fusion has agreed to purchase on each trading day after the commencement of funding, $20,000 of Insignia Solution’s American Depository Shares, for an aggregate of up to $12 million (but not in excess of 16,000,000 shares). The commencement of funding under the securities subscription agreement is subject to certain conditions, including the declaration of effectiveness by the Securities and Exchange Commission of a registration statement covering the sale of the ADSs issued to Fusion under the securities subscription agreement. The $12 million in shares is to be subscribed for over a 30-month period, subject to earlier termination at the company’s discretion.

     Shareholders of Insignia Solutions are advised to read the proxy statement regarding the proposed securities subscription agreement referred to above when it becomes available because it will contain important information. Insignia currently expects to mail a proxy statement about the proposed transaction to Insignia’s shareholders on or about April 27, 2005. The preliminary proxy statement was filed with the Securities and Exchange Commission on April 14, 2005. Shareholders may obtain a free copy of the proxy statement and other documents filed by Insignia at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained from Insignia by directing such requests to the company.

     Insignia and its officers and directors may be deemed to be participants in the solicitation of proxies from shareholders with respect to the transactions contemplated by the securities subscription agreement with Fusion Capital. Information regarding such officers and directors is included in Insignia’s Annual Report on Form 10-K for the year ended December 31, 2004, , filed with the Securities and Exchange Commission. These documents are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Insignia.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits.

99.1	Press release dated April 22, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Insignia Solutions plc (Registrant)
Date: April 22, 2005	By:	/s/ Mark McMillan
Mark McMillan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated April 22, 2005